ADVISORY BOARD MEMBERSHIP AGREEMENT

This Advisory Board Membership Agreement (this “Agreement”) effective as of April 1, 2009 (the “Effective Date”), between QNECTIVE, INC., a Nevada corporation (the “Company”) and Paul Barry (the “Advisor”).

The Company wishes to retain the Advisor to serve on the Company’s advisory board   (the “Advisory Board”) to provide advisory services to the Company, its officers and directors, and the Advisor desires to perform such advisory services.   Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Company's Equity Incentive Plan (the "Plan") substantially in the form of Exhibit A annexed hereto, the terms of which are hereby incorporated by reference thereto.  For purposes of this Agreement, Advisor shall be deemed a Key Person as defined in the Plan, and the portion of this Agreement governing the grant of Stock Rights shall be deemed a Stock Rights Agreement as defined in the Plan.  The Plan may be amended from time to time in accordance with its terms.

Accordingly, the parties agree as follows:

1.            Services.

1.1           The Advisor will advise the Company’s Board of Directors and management, at reasonable times, in matters related to the Company’s business as requested by the Company as set forth below.  The Advisor’s duties shall include (but are not limited to): (a) providing strategic and technical guidance to the Company in the development of its business, products and market segment focus, (b) addressing current and future customer needs as well as setting the course for product development, and (c) attending meetings of the Advisory Board.

1.2           The Company currently expects that the Advisory Board will meet at least six (6) times per year.

2.            Advisory Fees.

(a)      In consideration for the Advisor’s services to the Company, the Advisor will receive the following fees in cash:

(i)        a cash fee in an annual amount equal to  $35,000, payable in twelve (12) equal monthly installments of $2,916.66 per month on the first day of each month for the immediately preceding month (the “ Cash Fees”) and

(ii)       an attendance fee in an amount equal to $2,000 for each formally called meeting of the Advisory Panel which Advisor attends (the "Attendance Fees").

(b)     In consideration for the Advisor's services to the Company, the Advisory will also receive the following Stock Rights and Options, subject to  the terms and conditions of the Plan, including but not limited to Article X (H),  and with respect to the Options, pursuant to the terms of a separately executed Option Agreement between the Company and Advisor:

(i)        an annual amount of common shares, par value $.001, of the Company stock (the “Common Stock”) having an annual aggregate Fair Market Value as of the dates of issue equal  to $50,000;  such Common Stock to  be issued to Advisor in twelve (12) equal monthly installments of Common Stock on the first day of each month for the immediately preceding month with the Fair Market Value of each monthly installment of $4,167 computed on the last day of each month hereunder  (the “Annual Equity Shares”); and

(ii)       an annual grant on each March 31  hereunder commencing March 31, 2010 (each, a "Date of Grant") of an Option to acquire that number of shares of Common Stock equal in value to the amount of $125,000, on each such March 31 (the “Annual Option Shares”) the Option Price to be the Fair Market Value on each such March 31 subject to Advisor’s execution and delivery of an Option Agreement substantially in the form of Exhibit B hereto (the Cash Fees, Attendance Fees, Annual Equity Shares, and Annual Option Shares are herein collectively referred to as the "Fees").

 2.1           The term of this Agreement will begin on the Effective Date of this Agreement and will end on the third anniversary of this Agreement unless renewed by the Company by written notice to Advisor within sixty (60) days prior to the end of the Term or upon earlier termination as provided below (the “Term”).

 2.2           This Agreement may be terminated prior to the third anniversary hereof by either party with at least fifteen (15) days' prior written notice to the other party. In the event of any such earlier termination, and subject to the terms of the Plan the Advisor may be entitled to, and the Company may pay to Advisor:

(a)  his pro rata portion of the Cash Fees through the termination date, and the Attendance Fees earned but unpaid; and

(b)  a pro rata portion of the Annual Equity Shares and the Annual Option Shares through the termination date.

3.            Certain Covenants and Representations.

3.1           The Advisor will not disclose to the Company any information that the Advisor is obligated to keep confidential pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Advisor to the contrary.

3.2           The advisory work to be performed hereunder will not be conducted on time that is required to be devoted to any other third party.  The Advisor shall not use the funding, resources, and facilities of any other third party to perform advisory work hereunder and shall not perform the advisory work hereunder in any manner that would give any third party rights to the product of such work.

3.3           The Advisor has disclosed and, during the Term, will disclose to the Chief Executive Officer of the Company any conflicts between this Agreement and any other agreements binding on the Advisor.

4.            Confidentiality.

4.1           The Advisor acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Advisor, and the Advisor will be developing information related to the Company’s intellectual property, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively “Confidential Information”).  The Advisor acknowledges that the Company’s business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

4.2           The Advisor agrees that the Confidential Information will be used by the Advisor only in connection with advisory activities hereunder, and will not be used in any way that is detrimental to the Company.

4.3           The Advisor agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity.  The Advisor will treat all such information as confidential and proprietary property of the Company.

4.4           The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the Advisor’s possession prior to being furnished to the Advisor by the Company, (iii) is disclosed to the Advisor on a nonconfidential basis from a person or entity entitled to so disclose the information, or (iv) was independently developed by the Advisor without reference to the information provided by the Company.

4.5           The Advisor may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order.  If disclosure is required, the Advisor will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

4.6           Upon termination of this Agreement, the Advisor will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Advisor or produced by the Advisor in connection with services rendered hereunder, together with all copies of any of the foregoing.  Notwithstanding such return, the Advisor shall continue to be bound by the terms of the confidentiality provisions contained in this Section 4.

5.            Use of Name.  It is understood that the name of the Advisor and his current position as an advisor to the Company will appear in appropriate disclosure and marketing documents in the ordinary course of the Company’s business.  The name of the Advisor will not be used for any other purpose without the Advisor’s consent.

6.            No Conflict:  Valid and Binding.  The Advisor represents that neither the execution of this Agreement nor the performance of Advisor’s obligations under this Agreement  will result in a violation or breach of any other agreement by which the Advisor is bound.  The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

7.            Notices.  Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) on the next business day after sending when sent by private express mail service (such as Federal Express), or (iii) five (5) days after sending when sent by regular mail to the following address:

In the case of the Company:

c/o Qnective AG
Thurgauerstrasse 54
CH-8050 Zürich
Switzerland
Attn: Chief Executive Officer

In the case of the Advisor:

Mr. Paul Barry
192 Lauderdale Mansions
Lauderdale Road
Maida Vale
W91NG London
United Kingdom

or to other such address as may have been designated by the Company or the Advisor by notice to the other given as provided herein.

8.            Independent Contractor:  Withholding.  The Advisor will at all times be an independent contractor, and as such will not have authority to bind the Company.  The Advisor will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise.  Other than as set forth in the Plan,  no amount will be withheld from the Fees for payment of any federal, state, or local taxes the Advisor having sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations.  The Advisor agrees to defend, indemnify and hold the Company harmless from any and all claims by a third party on account of a failure or alleged failure to pay such taxes or file such returns.  Advisor shall not enter into any agreements or incur any obligations on behalf of the Company.

9.            Assignment.  Due to the personal nature of the services to be rendered by the Advisor, the Advisor may not assign this Agreement or delegate his duties hereunder.  The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Advisor.  This Agreement shall be binding upon the heirs and legal representatives of Advisor.

10.          Severability.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

11.          Remedies.  The Advisor acknowledges that the Company would have no adequate remedy at law to enforce Section 4 hereof.  In the event of a violation or alleged violation by the Advisor of such Section 4, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting a bond or other similar measures.

12.          Governing Law;  Entire Agreement; Amendment.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State, without reference to, or application of, conflicts of laws principles and represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.

IN WITNESS WHEREOF, the parties have executed this Advisory Board Membership Agreement as of the date first written above.

QNECTIVE, INC.		ADVISOR

By:	/s/ Oswald Ortiz	/s/ Paul Barry
	Oswald Ortiz Chief Executive Officer	PAUL BARRY